Ally Announces Non-Objection to 2018 Capital Plan
Capital Plan Includes $1.0 Billion of Share Repurchases and Proposed Quarterly Dividend Increase
DETROIT, June 28, 2018 /PRNewswire/ – Ally Financial Inc. (NYSE: ALLY) today announced that the Federal Reserve did not object to the company’s capital plan as part of the Comprehensive Capital Analysis and Review. Ally’s capital plan includes the following actions:

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A 32% increase in the company’s share repurchase program, which has been authorized by the Ally Board of Directors, permitting the company to repurchase up to $1.0 billion of the company’s common stock from time to time from the third quarter of 2018 through the second quarter of 2019; and

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A 15% increase in the quarterly cash dividend on common stock from $0.13 per share to $0.15 per share, expected to begin in the third quarter of 2018, subject to consideration and approval by the Ally Board of Directors.

“We are very pleased to receive the Federal Reserve’s non-objection to our capital plan,” said Ally Chief Executive Officer Jeffrey J. Brown. “The increases to both our share repurchase program and common stock dividend demonstrate the strength of our risk management and capital planning processes and reflect our commitment to prudently deploy capital to generate long-term value for our stockholders.”
Shares acquired under the repurchase program are expected to be used for general corporate purposes and may be available for resale, including in connection with the company’s compensation and employee-benefit plans. The repurchase program enables the company to acquire shares through open market purchases or privately negotiated transactions, including through a Rule 10b5-1 plan, at the discretion of the company’s management and on terms (including quantity, timing, and price) that the company’s management determines to be necessary, appropriate, or advisable.
About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company with assets of $170.0 billion as of March 31, 2018. As a client-centric company with passionate customer service and innovative financial solutions, Ally is relentlessly focused on “Doing it Right” and being a trusted financial partner for its consumer, commercial, and corporate customers. Ally’s award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including CDs, online savings, money market and checking accounts, and IRA products. Ally also promotes the Ally CashBack Credit Card. Additionally, Ally offers securities brokerage and investment advisory services through Ally Invest. Ally remains one of the largest full-service auto finance operations in the country with a complementary auto-focused insurance business, which together serve more than 18,000 dealer customers and millions of auto consumers. Ally’s robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Contacts:
Daniel Eller
Ally Investor Relations
704-444-5216
Daniel.Eller@ally.com

Sari Jensen
Ally Communications (Media)
646-781-2539
Sari.Jensen@ally.com